Exhibit 99.3

BeiGene Announces Updated Results from Two Ongoing Clinical Trials of Zanubrutinib in Patients with Mantle Cell Lymphoma in Presentations at the 15th International Conference on Malignant Lymphoma (ICML)
Company to Host Investor Conference Call and Webcast of Mid-2019 Clinical Data Updates on Thursday, June 20 at 8:00 a.m. EDT
CAMBRIDGE, Mass. and BEIJING, China, June 19, 2019 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced results from two ongoing clinical studies of its investigational BTK inhibitor zanubrutinib in patients with mantle cell lymphoma (MCL) in two presentations at the 15th International Conference on Malignant Lymphoma (ICML), taking place June 18-22, 2019 in Lugano, Switzerland.
“With longer follow-up, we continue to be encouraged by the clinical results of zanubrutinib in patients with MCL. The deep, durable responses shown in these two presentations at ICML provide additional support for our new drug application in MCL in China, which is currently under priority review,” said Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene. “We hope that zanubrutinib will become an impactful treatment for patients with MCL and other B-cell malignancies.”
Summary of Updated Clinical Results from the Pivotal Phase 2 Trial Being Conducted in China
This single-arm, open-label, multi-center, pivotal Phase 2 trial of zanubrutinib as a monotherapy in patients with relapsed/refractory (R/R) MCL (clinicaltrials.gov identifier: NCT03206970) is being conducted in China, and enrolled 86 patients who had received a median of two (1-4) prior lines of therapy. Patients were treated with zanubrutinib, dosed at 160 mg orally twice-daily (BID). The primary endpoint of the trial was overall response rate (ORR) assessed by independent review committee (IRC) using PET-based imaging according to the Lugano Classification 2014.
As of the February 15, 2019 data cutoff, 52 patients (60.5%) remained on study treatment. The median follow-up time for patients enrolled in the trial was 18.4 months (0.3-23.5). Results included:

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The investigator-assessed (INV) ORR was 83.7% (72/86); the complete response (CR) rate was 77.9% (67/86) and the partial response (PR) rate was 5.8% (5/86). At an earlier data cutoff of March 2018 (8.2 months follow-up), the

ORR, CR and PR were 84.7%, 72.9%, and 11.8% per investigator assessment, and 83.5%, 58.8%, and 24.7% per IRC assessment, respectively;

•	The 15-month progression-free survival (PFS) by investigator was estimated at 72.1%; median PFS follow-up was 19.1 months (0.0-22.3);

•	With 16.4 months median follow-up (2.3-19.5), the duration of response (DOR) by investigator at 15 months was 67.4%;

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Zanubrutinib tolerability was generally consistent with previous reports of zanubrutinib treatment in patients with various B-cell malignancies. The majority of treatment-emergent adverse events (TEAEs) were grade 1 or 2 in severity, with the most frequently reported being neutrophil count decreased (44.2%), upper respiratory tract infection (34.9%), rash (33.7%), white blood cell count decrease (31.4%), and platelet count decrease (25.6%);

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Grade ≧3 TEAEs were reported in 36 patients (41.9%), with the most frequently reported being neutrophil count decrease (18.6%), lung infection (7.0%), white blood cell count decrease (5.8%), and anemia (5.8%);

•	Five patients (5.8%) had TEAEs leading to death (one case each of pneumonia, cerebral hemorrhage, traffic accident, and two cases of death with unknown cause); and

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Among TEAEs of special interest for BTK inhibitors, hypertension was reported in 13 patients (15.1%), petechiae/purpura/contusion in four patients (4.7%), and major hemorrhage in three patients (3.5%); no cases of atrial fibrillation/flutter, secondary primary malignancy, or tumor lysis syndrome were reported in this trial.

“Zanubrutinib demonstrated high activity in patients with R/R MCL, with 84% of patients achieving objective response and now an investigator-assessed complete response rate observed at 78%. The responses achieved have been generally well-tolerated as well,” said Yuqin Song, M.D., Ph.D., Associate Professor of Medical Oncology, Deputy Director of the Lymphoma Department at Peking University Cancer Hospital in China, and the presenting author of the pivotal Phase 2 trial in Chinese patients.
Summary of Updated Clinical Results from the Global Phase 1/2 Trial
This open-label, multi-center Phase 1/2 trial of zanubrutinib as a monotherapy (clinicaltrials.gov identifier: NCT02343120) in patients with different subtypes of B-cell malignancies, including MCL, is being conducted in the United States, Australia, Italy, South Korea, New Zealand, and the United Kingdom.

As of the December 13, 2018 data cut-off, 53 patients with treatment naïve (TN, n=16) or R/R (n=37) MCL have been enrolled in the trial and the median follow-up time was 15.4 months (0.1-38.2). Forty-eight patients (all 37 R/R and 11 TN) were evaluable for efficacy with median follow-up time of 16.7 months (1.6-38.2) in this analysis, per the Lugano 2014 Classification. At the time of the data cutoff, 27 patients (13 TN and 14 R/R) remained on study treatment. Updated results included:

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The investigator-assessed ORR was 85.4% (41/48); the CR rate was 29.2% (14/48) and the PR rate was 56.3% (27/48). The majority of patients were assessed via CT-scan; PET scan was optional per trial protocol;

•	The median DOR was 16.2 months (0.03-28.2) for all patients. The median PFS for patients with R/R MCL was 17.3 months;

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The majority of adverse events (AEs) were grade 1 or 2 in severity. The most frequently reported AEs included contusion (39.6%), diarrhea (34.0%), upper respiratory tract infection (26.4%), constipation (22.6%), fatigue (22.6%), and rash (18.9%);

•	Grade ≧3 AEs were reported in 54.7% patients, with the most frequent being anemia (9.4%), myalgia (5.7%), cellulitis (5.7%), pleural effusion (5.7%), and pneumonia (5.7%);

•	Discontinuation due to AEs occurred in 18.9% patients with two determined to be related to study drug (one case each of peripheral edema and subdural hematoma); and

•	There were five deaths due to AEs, which were all determined by the investigators to be unrelated to zanubrutinib treatment.
“The updated results from this Phase 1/2 global trial suggested that zanubrutinib was generally well-tolerated and highly active in patients with MCL. These data support further evaluation of zanubrutinib in late-stage clinical studies,” commented Constantine Tam, M.D., Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at the Peter MacCallum Cancer Center and Director of Hematology at St. Vincent’s Hospital, Australia, and lead author of the poster presentation of results from the global Phase 1/2 trial.

Mid-2019 Clinical Data Update Conference Call and Webcast Information:
BeiGene will host a conference call and webcast on Thursday, June 20 at 8:00 a.m. EDT. Investors and analysts are invited to join the conference call using the following dial-in information:
U.S. Toll-Free: +1 (844) 461-9930
U.S. Toll: +1 (478) 219-0535
Hong Kong Toll-Free: +852 800 279 19250
China Toll-Free: +86 800 914 686
Conference ID: 1790069
A live webcast of the conference call can be accessed from the investors section of BeiGene’s website at http://ir.beigene.com/ or http://hkexir.beigene.com. An archived replay will be available two hours after the event for 90 days.
About Mantle Cell Lymphoma
Lymphoma is a diverse group of malignancies that originates from B-, T- or NK- cells. Mantle cell lymphoma (MCL) is typically an aggressive form of non-Hodgkin lymphoma (NHL) that arises from B-cells originating in the “mantle zone.” In 2015, about 88,200 new cases and 52,100 cancer deaths of lymphoma were expected in Mainland China, making it the 12th most common cancer and the 11th leading cause of cancer death. In the United States, about 70,800 new cases of NHL were expected in 2014, with MCL representing about six percent (about 4,200 cases) of all new cases of NHL in the United States. Mantle cell lymphoma usually has a poor prognosis, with a median survival of three to four years, although occasionally patients may have an indolent course. Frequently, mantle cell lymphoma is diagnosed at a later stage of disease.
About Zanubrutinib
Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated in a broad pivotal clinical program globally as a monotherapy and in combination with other therapies to treat various B-cell malignancies.
Clinical trials of zanubrutinib include a fully-enrolled, global Phase 3 clinical trial in patients with Waldenström macroglobulinemia (WM) comparing zanubrutinib to ibrutinib, currently the only approved BTK inhibitor for WM; a global Phase 3 clinical trial in patients with previously untreated chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL); a pivotal Phase 2 trial in patients with relapsed/refractory (R/R) follicular lymphoma in combination with GAZYVA® (obinutuzumab); a Phase 3 trial comparing zanubrutinib to ibrutinib in patients with R/R CLL/SLL; and a global Phase 1 trial. In China, BeiGene has completed two pivotal Phase 2 clinical trials of zanubrutinib in patients with R/R MCL and R/R CLL/SLL and the enrollment in the pivotal Phase 2 clinical trials in patients with WM.
Zanubrutinib has been granted by the U.S. Food and Drug Administration (FDA) Fast Track designation for the treatment of patients with WM, and Breakthrough Therapy designation for the treatment of adult patients with MCL who have received at least one prior therapy. The New Drug Applications (NDAs) in China for R/R MCL and R/R CLL/SLL have been accepted by the China National Medical Products Administration (NMPA) and granted priority review. BeiGene plans to submit its first NDA in the U.S. for zanubrutinib in 2019 or early 2020.
About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 2,500 employees in China, the United States, Australia and Europe, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data from clinical trials of zanubrutinib and BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of zanubrutinib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Investor Contact	BeiGene Media Contact
Craig West	Liza Heapes
+1 857-302-5189	+1 857-302-5663
ir@beigene.com	media@beigene.com